Exhibit 10.15

Employment Agreement

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated this 15th day of March 2013, is between Access National Bank, a national banking association (“Access” or the “Employer”) and Dean Hackemer (the “Executive”).

WITNESSETH

WHEREAS, the Executive has heretofore been employed, and currently is rendering services to Access National Bank (Access) as Senior Vice President of Access National Bank and President, CEO of Access National Mortgage (ANM), a division of Access National Bank;

WHEREAS, the Employer considers the continued availability of the Executive’s services to be important to the management and conduct of the Employer’s business and desires to secure for itself the continued availability of the Executive’s services; and

WHEREAS, the Executive is willing to make his services available to the Employer on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree as follows:

1.           Employment. The Executive shall be employed as President of ANM and Senior Vice President of Access. The Executive shall have such duties and responsibilities as are commensurate with such positions and shall also render such other services and duties as may be reasonably assigned to him from time to time by the Employer, consistent with his positions. The Executive acknowledges that he is expected to devote substantially all of his business time, energy, and skill to the business of the Employer and the duties of his position, and shall observe and abide by all policies of the Employer. The Executive hereby accepts and agrees to such employment.

(a)          Ownership Covenant. For so long as this Agreement remains in effect, the Executive agrees to maintain an ownership position in the common stock of the Employer in an amount equal to no less than the lesser of two and a half (2.5) times the initial Base Salary ($875,000) of the Executive as set forth below or fifty thousand (50,000) shares. As of the Effective Date, the applicable ownership requirement is 50,000 shares. Share amounts are to be maintained on an adjusted basis for any subsequent stock dividends or splits. The Employer shall not provide any financing to the Executive for the purpose of purchasing or carrying this investment.

2.           Term of Employment. The term of employment shall begin on April 1, 2013 (the “Commencement Date”) and continue for three years; provided, however, that the term shall be extended automatically for an additional period of one year at the end of the initial three year term and all subsequent one-year terms, unless either the Executive or the Employer gives written notice to the other at least 120 days prior to the end of any such term of such party’s election not to extend the term of this Agreement. The last day of the last term or extended term of this Agreement is referred to herein as the “Expiration Date.” All benefits and obligations of the respective parties under this Agreement shall cease as of the Expiration Date unless specifically provided for in this Agreement or related contract or plan.

3.             Compensation and Benefits.

(a)          Base Salary. For all services rendered by the Executive under this Agreement, the Employer shall pay the Executive an annual base salary of $350,000 (the “Base Salary”), which may be increased each year by an amount to be determined by the Board of Directors. The Executive’s salary shall be payable in accordance with payroll practices of the Employer applicable to the officers of the Employer.

(b)          Annual Bonus. As additional compensation, the Executive shall be eligible to receive an annual bonus of up to 100% of the Base Salary, in cash or other form of compensation as mutually agreed. The bonus shall be paid annually upon the final close out of the Fiscal Year End Audit for the applicable Fiscal Year for which performance is being evaluated. In no event later than March 31st of the year following the Fiscal Year, the bonus shall be set by the Compensation Committee established by the Board of Directors. The amount of the bonus shall be based upon a performance evaluation by the Board of Directors which is in accordance with Incentive Compensation Evaluation Criteria maintained by the Compensation Committee which is attached as Exhibit A and which contemplates the following:

(i)          Financial Performance;

(ii)         Infrastructure Development/Business Plan Adherence;

(iii)        Quality Control Program; and

(iv)        Leadership, Governance, and Relationships.

The precise form and content of the Incentive Compensation Evaluation Criteria may be changed during the term of this Agreement by mutual consent. The amount of the Executive’s annual cash bonus will be within the Board of Directors’ discretion and, if determined to be appropriate by the Board of Directors, may exceed 100% of the Executive’s Base Salary. The bonus shall be considered performance-based compensation as described in Section 1.409A-1(e) of the Treasury Regulations and payable, if a cash bonus is determined by the Board of Directors to be payable, as soon as administratively practicable after the Executive has a legally binding right to such bonus.

(c)           Stock Options.

(i)  As consideration for entering into this Agreement, the Executive shall have the right to receive stock options of Access in an amount equal to 5,000 shares issued at market that shall vest and be exercisable in accordance with the terms of the Stock Option Plan adopted by Access’ Board of Directors and shareholders. The stock options shall be awarded as of the Effective Date of this Agreement. The stock options shall not provide for a deferral of compensation in accordance with Section 1.409A-1(b)(5) of the Treasury Regulations; so, the exercise price may never be less than the fair market value of the underlying stock on the date the option is granted and the number of shares subject to the option is fixed on the original date of grant of the option, the transfer or exercise of the option is subject to taxation under Section 83 of the Internal Revenue Code, the option does not include any feature for the deferral of compensation other than the deferral of recognition of income until the later of the exercise or disposition of the option or the time the stock acquired becomes substantially vested.

(ii)  As additional compensation, the Executive shall be eligible to receive stock options of Access annually in an amount equal to at least 5,000 shares issued at market that shall vest and be exercisable in accordance with the terms of the Stock Option Plan adopted by Access’ Board of Directors and shareholders. The Executive shall have the right to receive stock options in any year in which he earns an annual bonus as described above. The number of shares granted to the Executive shall be determined by Access’ Board of Directors at its discretion, but shall not be less than 5,000. In the event the Employer discontinues or makes other material changes in the reduction or increase in the general use of stock options as a means of compensation for directors, executives, and officers of the Employer, then this benefit shall be adjusted accordingly. Furthermore and provided it is true of all other participants in the Stock Option Plan, the future awards shall not be adjusted for any stock splits or dividends. However, at the time of any stock split or dividend, any previously issued awards shall be adjusted accordingly.

(d)          Benefits and Vacation. During the term of the Agreement, the Executive shall be entitled to participate in and receive the benefits, sick leave, or certain pension or other retirement benefit plan, profit sharing, stock option, or other plans, benefits, and privileges given to executives of the Employer, to the extent commensurate with his then duties and responsibilities as fixed by the Board of Directors or the CEO including, but not limited to, paid family health insurance. The Executive shall also be entitled to five (5) weeks of vacation per year. The Employer shall maintain group term life insurance for the Executive with coverage of 2 multiplied times the Executive’s Base Salary, but not to exceed a maximum coverage of $500,000. If any standard benefit offered by the Employer to employees is more generous than that provided to the Executive in this Agreement, the Executive shall be entitled to the more generous benefit.

(e)          Business Expenses. The Employer shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of, or in connection with, the business of the Employer, including, but not by way of limitation, travel expenses, car allowance of $600 per month, communication allowance of $100 per month, and memberships in professional organizations, subject to such reasonable documentation and other limitations as may be established by the Board of Directors.

(f)          Claw Back Requirements. Subject to and in accordance with Section 956 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) and other applicable provisions of the Act, for each year of the Agreement, if the Board of Directors determines that the financial information used to determine the Executive’s bonus, other incentive-based compensation, and the value of the Employer complies with the financial reporting requirements for the Employer for the year for which the bonus and other incentive-based compensation is payable, then the bonus and other incentive-based compensation may be payable to the Executive for that year as determined by the Board of Directors. If the Board of Directors determines that the financial information used to determine the bonus, other incentive-based compensation, the value of the Employer, any financial losses, or exposure to inappropriate risks requires any financial restatement or causes a material noncompliance with the financial reporting requirements for the Employer, then the Board of Directors may require the repayment of all or any portion of any bonus or other incentive-based compensation paid to the Executive for the year for which such financial restatement or material noncompliance with the financial reporting requirements occurred. The Executive acknowledges and agrees that he is subject to any of the Employer’s recoupment or claw back policies and procedures and that certain information regarding the incentive-based compensation and bonus provisions of this Agreement may be required to be provided to the appropriate Federal regulators. The Board of Directors shall assess whether the design and performance of the incentive-based compensation provisions of the Agreement comply with the requirements of the Act, ensure that the proper documentation is sufficient to determine compliance with the Act, and determine whether any portion of any amount of any incentive-based compensation or bonus paid to the Executive is required to be repaid to the Employer.

4.           Termination and Termination Benefits.

(a)          Termination for Cause. The Executive’s employment may be terminated for Cause at any time without further liability on the part of the Employer. Only the following shall constitute “Cause” for such termination:

(i)          gross incompetence, gross negligence, willful misconduct in office, or breach of material fiduciary duty owed to the Employer;

(ii)         conviction of a felony, or commission of an act of embezzlement or fraud against the Employer or any subsidiary or affiliate thereof;

(iii)        failure to cure a material breach by the Executive of a material term of this Agreement after sixty (60) days written notice of the breach;

(iv)        deliberate dishonesty of the Executive with respect to the Employer or any subsidiary or affiliate thereof; or

(v)         deliberate violation of an Employer policy or banking regulation.

(b)          Termination as a Consequence of Death or Disability. If the Executive dies or becomes disabled while employed by the Employer, the Executive’s employment will be terminated. If the Executive’s employment is terminated due to his death or disability, the Executive and/or his estate shall be entitled to a lump sum payment equal to 1.125 multiplied times the highest Reported Compensation of the Executive in the 3 full years preceding the date of termination. Reported Compensation is defined as the compensation reported on the Executive’s Form W-2.

For purposes of this Section 4, the Executive is “disabled” if he is unable to perform substantially all of his duties and responsibilities hereunder, which disability lasts for an uninterrupted period of at least 180 days or a total of at least 240 days in any calendar year (as determined by the opinion of an independent physician selected by the Board of Directors of Access).

(c)          Termination by the Executive. The Executive may terminate his employment hereunder with or without Good Reason (as defined below) by written notice to the Board of Directors effective thirty (30) days after receipt of such notice by the Board of Directors. In the event the Executive terminates his employment hereunder for Good Reason, the Executive shall be entitled to the benefits specified in Section 4(d) and the Executive shall not be required to render any further services to the Employer. Upon termination of employment by the Executive without Good Reason, the Executive shall be entitled to no further compensation or benefits under this Agreement except as provided in Section 5(f). “Good Reason” includes:

(i)          the failure by the Employer to comply with the provisions of Section 3 or material breach by the Employer of any other provision of this Agreement, which failure or breach shall continue for more than sixty (60) days after the date on which the Board of Directors receives a written notice;

(ii)          the assignment of the Executive without his consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties at the Commencement Date;

(iii)         the requirement by the Employer that the Executive be based at any office location that is greater than thirty (30) miles from the Executive’s current office location;

(iv)         actions on the part of the Employer that are designed to or have the effect of making it impossible for the Executive to or materially impair the Executive’s ability to perform his duties and responsibilities hereunder; or

(v)          any Change in Control (as defined in Section 12) of Access.

A transaction described in clause (v) above shall only be deemed to be “Good Reason” if the Executive terminates his employment by written notice to the Board of Directors within 180 days after the occurrence thereof.

(d)          Certain Termination Benefits. In the event of termination by the Employer without Cause, or by the Executive with Good Reason, the Executive shall be entitled to the following benefits:

(i)           A lump sum payment equal to 1.5 multiplied times the highest Reported Compensation of the Executive in the 3 full years preceding the date of termination. Reported Compensation is defined as the compensation reported on the Executive’s Form W-2; Executive agrees that the Employer will have the right to delay the payment of any severance payment amount to the extent necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code;

(ii)           For the period subsequent to the date of termination until the Expiration Date, the Employer shall pay the Executive any bonuses that have been accrued or earned as of the Termination Date that remain unpaid and provide information indicating the manner and basis upon which such bonuses were calculated.

(iii)          For the period of one year subsequent to the date of termination, the Executive shall continue to receive medical, life and disability insurance benefits pursuant to plans made available by the Employer to its employees at the expense of the Employer to substantially the same extent the Executive received such benefits on the date of termination (it being acknowledged that the post-termination plans may be different from the plans in effect on the date of termination). For purposes of application of such benefits, the Executive shall be treated as if he had remained in the employment of the Employer, with an annual Base Salary at the rate in effect on the date of termination , and such benefits shall be provided with the intent that the provision of any such benefits complies with Section 1.409A-1(b)(9)(v)(B) of the Treasury Regulations regarding medical benefits.

(iv)          The Employer’s obligation to provide the Executive with medical and other insurance benefits pursuant to Section 4(d)(ii) hereof shall terminate with respect to each particular type of insurance in the event the Executive becomes employed and has made available to him in connection with such employment that particular type of insurance, so long as such insurance is substantially similar to the insurance provided by the Employer.

(v)         Any payments or compensation that may be made to the Executive with respect to the termination of the Executive, to the extent such compensation or payments are made following the date of such termination through March 15th of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus are payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. To the extent such compensation or payments are made following said March 15th, such compensation or payments are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from services and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provisions, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code (the “Code”). In addition, any payment due upon a termination that represents a “deferral of compensation” within the meaning of Section 409A of the Code will only be paid or provided to the Executive once the termination of the Executive qualifies as a “separation from service.” Furthermore, any payment due upon a termination that represents a “deferral of compensation” within the meaning of Section 409A of the Code will be paid in accordance with a fixed schedule of the regular payroll practices of the Employer in a manner to comply with a fixed schedule as provided under Sections 1.409A-3(a)(4) and 1.409A-3(i)(1) of the Treasury Regulations. The Executive agrees that the Employer will have the right to delay the payment of any severance amount payable hereunder to the extent necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies) and in such event, any such amounts to which the Executive would otherwise be entitled during the six (6) month period immediately following the Executive’s separation from service will be paid on the first business day following the expiration of such six (6) month period, or such other period as provided for under final guidance promulgated under Section 409A of the Code. Neither the Employer nor the Executive will have the right to accelerate any payment of the payments hereunder. Finally, amounts payable under this Agreement will be deemed not to be a “deferral of compensation” subject to Section 409A of the Code to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulations Section 1.409A-1 through A-6.

5.           Non-competition, Non-solicitation, and Confidential Information.

(a)          Non-competition and Non-solicitation. For one year following the termination or cessation of the Executive’s employment for any reason other than a termination by Employer without Cause or a termination by Executive for Good Reason (other than a termination by the Executive pursuant to Section 4(c) (v) (“Change in Control”) in which case this Section 5(a) will apply) (the “Restricted Period”), the Executive will not, directly or indirectly, whether as owner, partner, shareholder (except as a passive investor owning less than 5% of any class of voting securities of any entity), consultant, agency, executive, co-venturer or otherwise, or through any Person compete with the Employer’s Business (as defined below) in any location within a thirty (30) mile radius of an office in which the Employer is conducting business at the time of the termination or cessation. In addition, during the Restricted Period, the Executive will not (i) hire or attempt to hire any officer or employee of the Employer to perform services that compete with the Employer’s Business or encourage any such officer or employee to terminate his or her relationship with the Employer, (ii) solicit or encourage any customer of the Employer to terminate its relationship with the Employer, (iii) conduct with any Person any business or activity which such Person conducts with the Employer, or (iv) establish or assist in the establishment of a business that will engage in any business activity of the Employer’s Business. For purposes of this Agreement, the Employer’s Business shall be defined to include, as undertaken by the Employer as of the termination or cessation of the Executive’s employment, origination of residential mortgage loans, and retail and commercial banking.

(b)          Confidential Information. The Executive acknowledges and agrees that all Confidential Information (as defined below) and all physical manifestations thereof, are confidential to and shall be and remain the sole and exclusive property of the Employer. Upon request by the Employer, and in any event upon termination or cessation of the Executive’s employment with the Employer for any reason, the Executive shall promptly deliver to the Employer all property belonging to the Employer including, without limitation, all Confidential Information (and all manifestations thereof then in his custody, control, or possession). The Executive agrees that during the term of this Agreement and after the Expiration Date, the Executive shall not disclose or make available, directly or indirectly, any Confidential Information to any Person, except in the proper performance of his duties and responsibilities hereunder, with the prior written consent of the Board of Directors, or as required by law.

(c)          Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean any and all data and information relating to the business of the Employer and its affiliated companies, which (i) is disclosed to the Executive during the course of his employment with the Employer, and (ii) has value to the Employer and is not generally known by its competitors. Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the public by the Employer or has become generally known to the public (except where such public disclosure has been made by or through the Executive or by a third person or entity with the knowledge of the Executive in violation of this Agreement), (ii) has been independently developed and disclosed by parties other than the Executive or the Employer to the Executive or the public generally without breach of any obligation of confidentiality by any such person running directly or indirectly to the Employer, or (iii) otherwise enters the public domain through lawful means. Confidential Information may include, but is not limited to, information relating to the financial affairs, customers, products, processes, services, executives, executive compensation, and marketing of the Employer and its affiliated companies, or public information that has been assembled and analyzed by the Employer or its affiliated companies so as to make its use unique and beneficial to the Employer or its affiliated companies and not available to the public in the manner, format, or methods developed by the Employer or its affiliated companies.

(d)          Remedies. The Executive recognizes and agrees that the violation of Section 5(a) or Section 5(b) will cause the Employer irreparable harm and damage that may not be reasonably or adequately compensated in damages and that, in addition to any other relief to which the Employer may be entitled by reason of such violation, including money damages, it shall also be entitled to the issuance from a court of competent jurisdiction of permanent and temporary injunctive and equitable relief and, pending determination of any dispute with respect to such violation, no bond or security shall be required in connection therewith.. Following adjudication by a court of injunctive relief, the parties agree that any further proceedings with respect to violations of Section 5(a) and/or Section 5(b) shall be subject to arbitration pursuant to Section 13 below.

(e)          Definition of “Person”. For all purposes of this Section 5, the term “Person” shall mean an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust, and any other entity or organization.

(f)          Health Insurance. During the Restricted Period, the Employer shall pay 100% of the Executive's health insurance premiums for family coverage.

6.           Withholding. All payments required to be made by the Employer hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

7.           Assignability. Subject to Section 4(c) hereof, the Employer may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, company, or other entity with or into which the Employer may hereafter merge or consolidate or to which the Employer may transfer all or substantially all of its assets, if in any such case said corporation, company, or other entity shall by operation of law or expressly in writing assume all obligations of the Employer hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

8.           Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when sent via regular mail or certified mail, facsimile, or overnight delivery addressed to the respective addresses set forth below:

To the Employer: Michael W. Clarke, President

Access National Bank

1800 Robert Fulton Drive Suite 310

Reston, Virginia 20191

To the Executive: Dean Hackemer

Access National Mortgage, a division of Access National Bank

1800 Robert Fulton Drive Suite 350

Reston, Virginia 20191

9.           Amendment; Waiver. No provisions of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors to sign on its behalf. No waiver by any party hereto at any time of any breach by any party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The parties hereto affirm this Agreement replaces and supersedes any prior agreement, especially the agreement dated March 29, 2005.

10.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

11.         Nature of Obligations. Nothing contained herein shall create or require the Employer to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employer hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employer.

12.         Change in Control. For all purposes of this Agreement, a “Change in Control” shall mean:

(a)          The acquisition by an individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the then outstanding shares of common stock of Access (the “Outstanding Access Common Stock”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from Access (excluding an acquisition by virtue of the exercise of a conversion privilege); (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Access; or (iii) any acquisition by any corporation pursuant to a transaction described in subsection (c) of this Section 12 if, upon consummation of the transaction, all of the conditions described in subsection (c) are satisfied;

(b)          Individuals who, as of the Effective Date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute a majority of such Board; provided, however, that any individual becoming a director subsequent to the Effective Date hereof whose election, or nomination for election by Access’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(c)          Approval by the shareholders of Access of either (1) a reorganization, merger, share exchange, or consolidation of Access by, with, or into any other corporation or (2) the sale or disposition of all or substantially all of the assets of Access (any of the foregoing transactions, a “Reorganization”); provided, however, that approval by the shareholders of a Reorganization shall not constitute a Change in Control if, upon consummation of the Reorganization, each of the following conditions is satisfied:

(i)        more than 60% of the then outstanding shares of common stock of the corporation resulting from the Reorganization (including the transferee in the case of a sale or disposition of assets) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were beneficial owners of the Outstanding Access Common Stock immediately prior to the Reorganization in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Access Common Stock;

(ii)       no Person (excluding any employee benefit plan (or related trust) of Access) beneficially owns, directly or indirectly, 20% or more of either (1) the then outstanding shares of common stock of the corporation resulting from the Reorganization (including the transferee in the case of a sale or disposition of assets), or (2) the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; and

(iii)      at least a majority of the members of the board of directors of the corporation resulting from the Reorganization (including the transferee in the case of a sale or disposition of assets) were members of the Incumbent Board at the time of the execution of the initial agreement providing for the Reorganization.

In the event of a Change in Control, the Executive shall have the right to assume any insurance contracts owned by the Employer which were acquired for purposes of insuring against the Executive’s death or disability.

13.         Arbitration of Disputes.

(a)          Agreement To Arbitrate. Any dispute regarding, relating to, or arising in connection with the employment of the Executive by the Employer (other than claims for workers' compensation, unemployment insurance, administrative claims before the National Labor Relations Board, the Equal Employment Opportunity Commission, or any other parallel state or local agency, claims which relate to or arise out of an alleged breach of Section 5 of this Agreement, or any matter expressly exempted from arbitration by law), or regarding the interpretation, enforcement, or alleged violation of this Agreement, shall be resolved exclusively by final and binding arbitration in the Commonwealth of Virginia, pursuant to the Employment Arbitration Rules of the American Arbitration Association, upon a request submitted in writing within thirty (30) days from the date that the dispute first arose, or within thirty (30) days from the effective date of the Executive’s termination of employment with the Employer, whichever date is earlier; provided, however, that if the Executive’s claim arose under a statute providing for a longer time to file a claim, then that statute shall govern. The Executive understands and acknowledges that he will not be allowed to bring his claim before a court or to a jury, but that it will be heard solely in arbitration. Further, the Executive or the Employer may demand arbitration of any such dispute upon written notice to the other, sent by certified mail with return receipt requested, which notice shall include a detailed description of the dispute, a statement of the date the dispute first arose, and a statement of the relief requested. Any failure to timely demand arbitration shall constitute a waiver of all rights to raise or present any claims in any forum arising out of any dispute that was subject to arbitration. The limitations period set forth in this paragraph shall not be subject to tolling, equitable or otherwise.

(b)          Selection Of Arbitrator. All disputes that are subject to arbitration shall be resolved by a final and binding arbitration which shall be conducted by a single arbitrator to be selected as follows: the Executive and the Employer will obtain a list of five arbitrators from the American Arbitration Association, each of whom will have experience in arbitrating employment disputes. Upon receipt of this list, the Executive and the Employer will each strike from the list two arbitrators, leaving the remaining arbitrator as the parties' decision maker, unless the parties mutually agree to an otherwise acceptable arbitrator. The Executive shall be the first to strike two arbitrators from the list. The arbitration hearing shall be held in Virginia at a neutral location selected by the parties or, in the event the parties are unable to agree, at a location designated by the arbitrator.

(c)          Authority of Arbitrator. The arbitrator shall only be authorized to exercise the powers specifically enumerated by this section and to decide the dispute in accordance with governing principles of law and equity. The arbitrator shall have no authority to modify the powers granted by the terms of this section or to modify the terms of this Agreement, except as required by law. The arbitrator shall have the authority to rule on motions by the parties, to issue protective orders upon motion of any party or third party, and to determine only the disputes submitted by the parties based upon the grounds presented. Any dispute or argument not presented by the parties is outside the scope of the arbitrator's jurisdiction and any award invoking such disputes or arguments is subject to a motion to vacate; provided, however, the arbitrator shall have exclusive authority to resolve any dispute relating to the validity, interpretation, and enforcement of this Agreement.

(d)          Opinion and Award. The arbitrator shall issue a written opinion and award. The arbitrator's opinion and award must be signed and dated, and shall be issued within ninety (90) days of closing arguments or the receipt of post hearing briefs, whichever is later. The arbitrator's opinion and award shall decide all issues submitted. The arbitrator's opinion and award shall set forth the legal principles supporting each part of the opinion. The arbitrator shall only be permitted to award those remedies in law or equity which are requested by the parties and which he determines to be supported by the credible, relevant evidence.

(e)          Enforcement of the Arbitrator's Award. The opinion and award of the arbitrator shall be final and binding on the parties, and it may be confirmed, enforced, corrected, or vacated by either party only to the extent authorized by applicable law.

(f)           Fees and Costs. Each party shall be responsible for its own attorney's fees, except as provided by law, and for all costs associated with discovery unless otherwise ordered by the arbitrator. Each party shall also be responsible for one-half of the arbitrator's fee and one-half of any costs associated with the facilities for the arbitration hearing.

14.         No Mitigation. The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the date of termination or otherwise.

15.         Representations By The Parties. The Employer and the Executive represent and warrant that each is free to enter into this Agreement and to perform each of the terms and covenants herein.

16.         Voluntary Agreement. The Executive and the Employer represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with the legal, tax, or other advisor or advisors of such party's choice before executing this Agreement.

17.         No Acts Contrary To Law. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law, and whenever there is any conflict between any provision of this Agreement and any statute, law, ordinance, or regulation, contrary to which the parties have no legal right to contract, then the latter shall prevail; but in such an event, the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within the legal requirements.

18.         Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

19.         Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

20.         Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations, and understandings, whether oral or written, of the parties and none shall be available to interpret or construe this Agreement.

21.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

22.         Effective Date. The Effective Date of this Agreement is the date as of which it is fully executed by the parties. The Commencement Date is defined in Section 2, Term of Employment.

IN WITNESS WHEREOF, this Agreement has been executed as of the Effective Date.

ACCESS NATIONAL BANK

By:	/s/ Michael W. Clarke
Michael W. Clarke, President

EXECUTIVE

By:	/s/ Dean Hackemer
Dean Hackemer

EXHIBIT A

EMPLOYMENT AGREEMENT – Dean F. Hackemer

Under each assessment factor, there are sub-components that are rated on a scale of 0-5, with 0 indicating “Failure to Perform” and 5 indicating “Outstanding” performance. The sub-components are then aggregated into a composite rating or average resulting in a 0-5 rating for each of the broader assessment factors. The assessment factors are then aggregated into an overall composite or average rating that is applied toward the eligible base cash bonus as set forth in the executive’s employment contract. There is no minimum payment threshold. The maximum bonus award would be achieved by meeting or exceeding the budget or established goals in each of the sub-components, and a minimum composite score of 2.5 is required to receive any base level cash bonus.

€	Financial Performance

▪	Origination volume
▪	Pre-Tax Margins
▪	Net Income – Access National Mortgage Corporation and Access National Mortgage division, compared to budget
▪	Net Income - consolidated Corporation, compared to budget

€	Infrastructure Development / Business Plan Adherence

▪	Production objectives
▪	Recruiting
▪	Expansion of in-bound volume
▪	Referral Program with Bank
▪	Personnel Development

€	Quality Control Program

▪	Regulatory Compliance / Exam
▪	Internal Audit Results
▪	Repurchases / Indemnifications
▪	Investor Scorecards
▪	Post-Settlement Documents
▪	Delinquency Rates

€	Leadership, Governance and Relationships

▪	Quality
▪	Productivity
▪	Knowledge
▪	Reliability/Timeliness
▪	Attendance
▪	Initiative
▪	Creativity
▪	Working Relationships
▪	Adherence to Policies and Plans